Exhibit 4.4

FISERV, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR NON-U.S. DESIGNATED SUBSIDIARIES

1.	Purpose

The purpose of this Sub-Plan is to provide employees of Designated Subsidiaries located outside of the United States with an opportunity to acquire Common Stock of Fiserv. The Plan was originally adopted effective January 1, 2000 and subsequently amended and restated effective January 1, 2010, in accordance with approval by the Fiserv shareholders at the Annual Shareholders Meeting held on May 20, 2009. The Plan provides that the Board may establish the Sub-Plan. Any option granted under this Sub-Plan is not intended to qualify under Section 423 of the Code. U.S. Employees are not permitted to participate in the Sub-Plan.

2.	Definitions

a.	“Board” shall mean (i) the Board of Directors of Fiserv or (ii) if and to the extent that the Board has appointed a committee, whose members need not be members of the Board of Directors, to exercise some or all of the functions of the Board hereunder, such committee.

b.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

c.	“Common Stock” shall mean the Common Stock of Fiserv.

d.	“Company” shall mean Fiserv and any Designated Subsidiary of Fiserv. Except where the context clearly requires otherwise, any reference to “Company” in this Plan shall, with respect to a particular Employee, mean the entity by which he or she is employed.

e.	“Compensation” shall mean the total wages, bonuses, commissions and overtime pay compensation paid during an Offering Period by the Company to an Employee but excluding (i) extra compensation based upon special arrangements; (ii) deferred compensation; (iii) reimbursed expenses (including, but not limited to, moving expenses); (iv) expense allowances (including, but not limited to, travel and entertainment expense allowance); (v) stock options and any gain or income attributable thereto; (vi) imputed income with respect to any group life insurance program maintained by the Company on behalf of an Employee; (vii) referral payments; and (viii) other extra compensation (including, but not limited to, cash and non-cash fringe benefits).

f.	“Designated Subsidiary” shall mean any non-U.S. Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Sub-Plan.

g.	“Employee” shall mean a person employed by the Company on or after January 1, 2010 whose customary employment with the Company is more than five months in any calendar year. Notwithstanding the preceding, any individual performing services for the Company as an independent contractor or other contract service provider under the terms of a contract, agreement or other special arrangement between the Company and the individual, or other third party, that the parties do not contemplate being an employment relationship, shall not be considered as an Employee for any purpose under the Sub-Plan.

h.	“Enrollment Date” shall mean the first day of each Offering Period.

i.	“Exercise Date” shall mean the last Trading Day of each Offering Period.

j.	“Fair Market Value” shall mean, as of any date, the closing sales price for a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

k.	“Fiserv” shall mean Fiserv, Inc., a Wisconsin corporation.

l.	“Foreign Plans” shall mean the Sub-Plan, Fiserv Group Savings Related Share Option Plan, and any other plans so designated in the discretion of the Board.

m.	“Grant Date” shall mean the same day as the Exercise Date; provided, however, that if the Board exercises its power under Section 19 to (i) designate a maximum number of shares that may be purchased by each employee during an Offering Period or (ii) require the application to establish the maximum number of shares that may be purchased by each employee during an Offering Period, then “Grant Date” shall mean the first Trading Day of each Offering Period.

n.	“Offering Period” shall mean each of the calendar quarters of each year. The duration of Offering Periods may be changed pursuant to Section 4 of this Sub-Plan; provided that in no event may an Offering Period extend beyond the fifth anniversary of the Grant Date.

o.	“Plan” shall mean the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan as it may be amended from time to time.

p.	“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 19.

q.	“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

r.	“Subsidiary” shall mean any corporation, partnership, joint venture, business trust, or other entity 50% or more of the voting stock or control of which is owned, directly or indirectly, by Fiserv.

s.	“Sub-Plan” shall mean the Sub-Plan for Non-U.S. Designated Subsidiaries to the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan.

t.	“Trading Day” shall mean a day on which the NASDAQ Stock Market is open for trading.

u.	“U.S. Employee” means an Employee who (i) resides in the United States and (ii) is employed by the Company or Subsidiary organized in the United States.

3.	Eligibility

a.	Any Employee who is employed by the Company on a given Enrollment Date, including an Employee who is on an authorized leave of absence on such date, shall be eligible to participate in the Sub-Plan.

b.

Any provisions of the Sub-Plan to the contrary notwithstanding, no Employee shall be granted an option under the Sub-Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of Fiserv or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Fiserv or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans, intended to qualify under Section 423, of Fiserv and its Subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares on the Grant Date of such option) for each calendar year in which such option is outstanding at any time.

4.	Offering Periods

The Sub-Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first day of the calendar quarters of each year, or on such offer date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Participation

a.	An eligible Employee may become a participant in the Sub-Plan by completing a participation agreement provided by the Company authorizing payroll deductions or contributions and filing it with the Company or a third party designated by the Company at least 10 business days prior to the applicable Enrollment Date.

b.	Payroll deductions or contributions for a participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Contributions

a.	At the time a participant files his or her participation agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in any whole percentage, but not exceeding 10% of the Compensation which he or she receives on each payday during the Offering Period. Where payroll deductions are prohibited under local law, the Company may permit the participants to contribute to the Sub-Plan by an alternative method of contribution, including (but not limited to) personal checks or direct debits from personal banking accounts.

b.	A participant may not change the amount of payroll deductions during an Offering Period, but may change the amount to be deducted for any subsequent Offering Period by filing notice thereof at least 10 business days prior to the Enrollment Date on which the subsequent Offering Period commences.

c.	A participant may discontinue his or her participation in the Sub-Plan, as provided in Section 10 hereof, during an Offering Period by completing and filing with the Company, or a third party designated by the Company, a form provided for such purpose.

d.	A participant’s participation agreement shall remain in effect for successive Offering Periods (including any portion of an Offering Period during which the participant is on an authorized leave of absence, although payroll deductions will be discontinued for any period for which the participant is not receiving Compensation) unless terminated prior to an Offering Period as provided in Section 10 hereof.

e.	The Company shall maintain a separate bookkeeping account, or other type of account if required by local law, for each of its eligible Employees who participate in the Sub-Plan and shall credit to that account all payroll deductions or contributions made by or on behalf of the participant. No interest shall be paid or credited to the account of any participant, except where required by local law.

f.	Unless otherwise prohibited under local law or unless alternative procedures are established by the Company in its sole discretion, the Designated Subsidiary shall convert the payroll deductions or contributions of the participants paid in non-U.S. currency into U.S. dollars as soon as reasonably practicable following the applicable payroll deduction date. The Designated Subsidiary shall hold such amounts in U.S. dollars until the end of the Offering Period when such amounts shall be forwarded to the Company for the purchase of shares of Common Stock on the Exercise Date.

g.	Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b) hereof, a participant’s payroll deductions or contributions may be decreased to 0% at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s participation agreement for the first Offering Period that has a Grant Date in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

h.	Notwithstanding the foregoing, if required by the terms of any 401(k) plan sponsored by the Company, a participant’s payroll deductions or contributions may be decreased to zero percent (0%) upon the date such participant receives a hardship withdrawal from such 401(k) plan. In such event, payroll deductions shall automatically recommence on the date permitted by such 401(k) plan.

i.	At the time the option is exercised, in whole or in part, or at the time some or all the Common Stock issued under the Sub-Plan is disposed of, the participant must make adequate provision for the U.S. federal, foreign, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock. In the event that the Company is require to withhold any applicable income or social or other taxes in respect of any compensation or other income realized by the participant under the Sub-Plan, the Company may deduct from any benefits of any kind otherwise due to the participant, including without limitation the proceeds of any sale of shares of Common Stock for the account of the participant, the aggregate amount of such applicable taxes required to be withheld or, if such payments are insufficient to satisfy such applicable taxes, the participant shall be required to pay to the Company, or make other arrangement satisfactory to the Company regarding payment to the Company, the aggregate amount of any such taxes.

7.	Grant of Option

On the Grant Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing such Employee’s accumulated payroll deductions or contributions as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.	Exercise of Option

Unless a participant withdraws from the Sub-Plan at least 10 business days prior to the Exercise Date, as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares (including fractional) shall be purchased for such participant at the applicable Purchase Price with the payroll deductions accumulated during the Offering Period. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her. If the accumulated payroll deductions cannot be used to purchase shares hereunder due to the application of any limits of the Sub-Plan or the Code to such individual, the accumulated amounts that are not used to purchase shares shall be credited to the participant’s brokerage account. If, on any Exercise Date, the total number of shares of Common Stock to be purchased pursuant to the Plan (including the Sub-Plan) by all participants exceeds the number of shares authorized under the Plan (including the Sub-Plan) or allocated to such Offering Period by the Board, then each participant shall purchase his or her pro rata portion of the shares of Common Stock remaining available under the Plan (including the Sub-Plan) based on the amount accumulated for such participant during such Offering Period as compared to the total amount accumulated for all participants during such Offering Period.

9.	Delivery

a.	As soon as administratively practicable following the Exercise Date, the shares of Common Stock purchased on behalf of a participant pursuant to the exercise of his or her option will be credited to an account with a transfer agent or a securities brokerage firm, as determined by Fiserv, in the name of the participant. By electing to participate in the Sub-Plan, a participant will be deemed to authorize the establishment of an account in his or her name with the transfer agent or securities brokerage firm selected by Fiserv. A participant may request that the transfer agent or securities brokerage firm arrange, subject to any applicable fee, for the delivery to the participant or an account designated by the participant of some or all of the Common Stock held in the participant’s account. If the participant desires to sell some or all of his or her shares of Common Stock held in his or her account, he or she may do so (i) by disposing of the shares of Common Stock through the transfer agent or securities brokerage firm subject to any applicable fee, or (ii) through such other means as Fiserv may permit.

b.	Before the commencement of any Offering Period, the Company may require that (i) any shares of Common Stock purchased under the Sub-Plan during such Offering Period be retained with the transfer agent or securities brokerage firm for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to restrict transfer of shares of Common Stock; and/or (ii) shares of Common Stock purchased under the Sub-Plan automatically participate in a dividend reinvestment plan or program established by the Company.

10.	Withdrawal

a.	At any time during an Offering Period, a participant may terminate his or her payroll deductions or contributions under the Sub-Plan and withdraw from the Offering Period by delivering to the Company, or a third party designated by the Company, a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time, but must be received no later than 10 business days prior to the end of the Offering Period. Upon withdrawal from the Offering Period by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions or contributions under the Offering Period and such participant’s interest in the Offering Period shall be automatically terminated. A participant’s withdrawal from an Offering Period will have no effect on his or her eligibility to participate in subsequent Offering Periods that commence after the termination of the Offering Period from which the participant withdraws, but the participant will be required to deliver a new participation agreement in order to participate in subsequent Offering Periods under the Sub-Plan.

b.	A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan, which may hereafter be adopted by Fiserv.

11.	Termination of Employment; Leave of Absence

Upon a participant ceasing to be an Employee for any reason, including death, he or she shall be deemed to have elected to withdraw from the Sub-Plan and his or her payroll deductions or contributions accumulated during the Offering Period, but not yet used to purchase shares of Common Stock, shall be returned to such participant as soon as administratively practicable and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice. For purposes of this Section 11, a participant will not be deemed to have terminated employment in the case of any leave of absence approved by the Company. The Company in its discretion shall determine whether its Employees have terminated employment for purposes of the Sub-Plan, and such determination shall be final and binding on all parties. The Company may also establish rules regarding when a leave of absence or other changes of employment status will be considered to be a termination of employment with respect to its Employees for purposes of the Sub-Plan.

12.	Section 409A

The Sub-Plan is intended to be exempt from Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a participant who would otherwise be subject to Section 409A, to the extent an option or the payment, settlement or deferral thereof is subject to Section 409A, the option shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A, including the final regulations and other guidance issued with respect thereto, except as determined by the Board. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Sub-Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Board with respect thereto.

13.	Stock

a.	Subject to adjustment upon changes in capitalization of Fiserv as provided in Section 18 hereof, the maximum number of shares of the Common Stock which shall be made available for sale under the Plan (including Foreign Plans) shall be 1,200,000 shares, plus an annual increase to be added on the first day of Fiserv’s fiscal year beginning in 2011 equal to the least of (i) 1,000,000 shares, (ii) 1% of the shares of Common Stock outstanding on such date, or (iii) a lesser amount determined by the Board. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan (including Foreign Plans), Fiserv shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

b.	A participant shall have no interest or voting right in shares covered by his or her option until the option has been exercised.

c.	Shares to be delivered to a participant under the Sub-Plan shall be registered solely in the name of the participant.

d.	Cash dividends attributable to shares allocated to participants’ accounts as of the record date for which such cash dividends are declared will be used to purchase additional full or fractional shares of stock.

14.	Administration

The Sub-Plan shall be administered by the Board or a committee appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Sub-Plan, to determine eligibility and to adjudicate all disputed claims filed under the Sub-Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. To the extent permitted under applicable law, the Board or committee may delegate its power, authority and responsibilities under the Sub-Plan to one or more officers of the Company at any time in its sole discretion. The Company shall pay all reasonable expenses incurred in the administration of the Sub-Plan. The delegate of the Company shall not be liable for any action or determination made in good faith with respect to the Sub-Plan or any option granted hereunder.

15.	Transferability

Neither payroll deductions or contributions credited to a participant’s account nor any rights to exercise an option or to receive shares under the Sub-Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Any such attempt at assignment transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 10 hereof.

16.	Severability

If any particular provision of the Sub-Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Sub-Plan, but the Sub-Plan shall be construed in all respects as if such invalid provision had been omitted.

17.	Reports

Individual accounts shall be maintained for each participant in the Sub-Plan. Statements of account shall be given to participating Employees after the end of each Offering Period setting forth with respect to such Offering Period the number of shares purchased and the price per share thereof, and also setting forth the total number of shares then held in each account.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

a.	Subject to any required action by the shareholders of Fiserv, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan (including Foreign Plans) that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Fiserv; provided, however, that conversion of any convertible securities of Fiserv shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Fiserv of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

b.	In the event of the proposed dissolution or liquidation of Fiserv, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of Fiserv’s proposed dissolution or liquidation. The Board shall notify each participant in writing at least twenty-one (21) business days prior to the New Exercise Date that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

c.	In the event of a proposed sale of all or substantially all of the assets of Fiserv, or the merger of Fiserv with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date. The New Exercise Date shall be before the date of Fiserv’s proposed sale or merger. The Board shall notify each participant in writing at least twenty-one (21) business days prior to the New Exercise Date that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.	Amendment or Termination

a.	The Board may at any time and for any reason terminate or amend the Sub-Plan. Except as provided in Section 18, no such termination can affect options previously granted. Nevertheless, an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Sub-Plan is in the best interest of Fiserv and its shareholders. Except as provided in Section 18 and Section 19 hereof, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), Fiserv shall obtain shareholder approval in such a manner and to such a degree as required.

b.	Without shareholder approval or consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable, that are consistent with the Sub-Plan.

c.	In the event the Board determines that the ongoing operation of the Sub-Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Sub-Plan to reduce or eliminate such accounting consequences including, but not limited to: (i) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; (ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require shareholder approval or the consent of any Sub-Plan participants.

d.	Notwithstanding anything in the Sub-Plan to the contrary, the Company, may, in its sole discretion: (i) amend or vary the terms of the Sub-Plan in order to conform such terms with the requirements of each jurisdiction (other than the United States) where an Employee is located; (ii) amend or vary the terms of the Sub-Plan in each jurisdiction (other than the United States) where an Employee is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for participants and/or the Company or Designated Subsidiaries; or (ii) amend or vary the terms of the Sub-Plan in each jurisdiction (other than the United States) where an Employee is located as it considers necessary or desirable to meet the goals and objectives of the Sub-Plan. The Company may, where it deems appropriate in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Sub-Plan in such jurisdictions. The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written attachment to the Sub-Plan for each Designated Subsidiary in such jurisdiction.

20.	Notices

All notices or other communications by a participant to the Company under or in connection with the Sub-Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.	Conditions Upon Issuance of Shares

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, U.S. or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for Fiserv, such a representation is required by any of the aforementioned applicable provisions of law.

22.	Term of Sub-Plan

The Sub-Plan, as amended and restated, shall become effective on January 1, 2010. It shall continue in effect for a term of 10 years from such effective date unless sooner terminated under Section 19 hereof.

23.	No Employment Rights

The Sub-Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it may not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

24.	Effect of Sub-Plan

The provisions of the Sub-Plan, in accordance with its terms, will be binding upon, and inure to the benefit of, all successors of each Employee participating in the Sub-Plan including, without limitation, the Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the Employee.

25.	Governing Law

The Sub-Plan will be construed, interpreted, applied and enforced in accordance with the laws of the State of Wisconsin, other than its laws regarding choice of laws, except to the extent that the state law is preempted by any U.S. federal law.